EXHIBIT (a)(5)
FORMS OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF
TRANSMITTAL/WITHDRAWAL FORM
ACKNOWLEDGEMENT OF LETTER OF TRANSMITTAL
          The Clorox Company has received your Letter of Transmittal dated                     , 2006, by which you elected to have your Eligible Option amended, subject to the terms and conditions of the Offer to Amend dated September 8, 2006.
          If you change your mind, you may withdraw your election to amend your eligible option by completing and signing a Withdrawal Form and sending it via facsimile to Clorox, Attn.: Jo Chinburg at facsimile number (510) 271-7499, before 11:59 p.m., Pacific Time on October 6, 2006. You may obtain a Withdrawal Form by contacting Jo Chinburg at (510) 271-3188. Only Withdrawal Forms that are complete, signed and actually received via facsimile by the deadline will be accepted. If you have questions concerning the submission of your form, please direct them to Jo Chinburg at (510) 271-3188.
          Please note that our receipt of your Letter of Transmittal is not by itself an acceptance of the Eligible Option. For purposes of the Offer, Clorox will be deemed to have accepted Eligible Options with respect to which proper acceptances of the Offer have been made and not properly withdrawn as of the date when Clorox gives oral or written notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. Clorox’s formal acceptance is expected to take place shortly after the end of the offer period.
ACKNOWLEDGEMENT OF WITHDRAWAL FORM
          The Clorox Company has received your Withdrawal Form dated                     , 2006, by which you rejected Clorox’s offer to amend your Eligible Option.
          If you change your mind, you may once again elect to accept the Offer with respect to your Eligible Option by completing and submitting a new Letter of Transmittal via facsimile to Clorox, Attn.: Jo Chinburg at facsimile number (510) 271-7499 before 11:59 p.m., Pacific Time, on October 6, 2006. If you have questions concerning the submission of your form, please direct them to Jo Chinburg at (510) 271-3188,